SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.   20549


                          FORM  8-K


                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  February 13, 1996

Commission        Registrant, State of Incorporation,   I.R.S. Employer
File Number         Address and Telephone Number        Identification No.


1-1443            Central and South West Corporation      51-0007707
                  (A Delaware Corporation)
                  1616 Woodall Rodgers Freeway
                  Dallas, TX 75202-1234
                  (214) 777-1000


0-346             Central Power and Light Company         74-0550600
                  (A Texas Corporation)
                  539 North Carancahua Street
                  Corpus Christi, TX  78401-2802






ITEM 5. OTHER EVENTS

CENTRAL POWER AND LIGHT COMPANY (CPL) RATE CASE

Central and South West Corporation (CSW) and CPL

Background Information

     On November 6, 1995, CPL filed with the Public Utility Commission of Texas (Texas Commission) a request to increase its retail base rates by $71 million and reduce its annual retail fuel factors by $17 million. The net effect of these proposals would be an increase of $54 million, or 4.6%, in total annual retail revenues based on a test year ended June 30, 1995. CPL is not seeking interim rate relief, but will implement bonded rates in May 1996, the earliest date permitted by law. CPL also is seeking to reconcile $229 million of fuel costs incurred during the period July 1, 1994 through June 30, 1995. CPL's previous request to reconcile fuel costs from March 1, 1990 to June 30, 1994 in Docket No. 13650 was consolidated with the current rate review. If the requested increase and other adjustments in rate structure are approved, CPL will commit not to increase its base rates prior to January 1, 2001, subject to certain force majeure events.

     CPL is requesting this rate review in large part as a result of the expiration of the amortization of its Mirror CWIP liability. The Mirror CWIP liability was amortized to income in declining amounts over a five-year period from 1991 through 1995 pursuant to rate settlements reached by CPL in 1990 and 1991. In 1995, Mirror CWIP provided $41 million in non-cash earnings at CPL. Also included in the request are proposals by CPL to accelerate recovery of nuclear and regulatory assets as a way to proactively address certain assets that could possibly be unrecoverable or stranded in a more competitive electric utility industry. In a preliminary order issued December 21, 1995, the Texas Commission expanded the scope of the rate review to address certain competitive issues facing the electric utility industry. The competitive issues to be addressed by CPL in a supplemental filing due April 1, 1996, are (i) the calculation of rates on an unbundled or functional basis (i.e., generation, transmission and distribution), (ii) the current value of CPL's generating assets as compared to estimates of the market value of such assets under alternate future industry structures, (iii) the application of performance based ratemaking, (iv) potential revisions in the methodology of reconciling and recovering fuel costs and
(v) the Texas Commission's authority to introduce competition in the electric utility industry under existing law.

Current Developments

     On February 13, 1996, intervening parties filed testimony in the revenue requirements phase of CPL's base rate case recommending reductions in CPL's base rates. Among the parties that filed testimony were the Office of Public Utility Counsel which recommended a base rate decrease of approximately $75 million on a total company basis and cities in CPL's service territory (Cities) which recommended a base rate reduction of approximately $52 million on a total company basis. The Texas Commission staff (Staff) and other parties' recommendations on the fuel portion of the case are expected to be filed in early March 1996.

     On February 20, 1996, the Staff filed testimony recommending an increase in total company base rates of approximately $30 million. Certain elements of the Staff's proposal are described below.

     The Staff recommended a return on common stock equity of 11.35% compared to the 12.25% return on common equity requested by CPL. The Staff recommended a disallowance of $16 million in costs billed for administrative services by Central and South West Services, Inc. (CSWS) to CPL on the basis that the specific benefits to CPL were not clearly identified. Additionally, the Staff recommended a $7 million reduction in CPL's current annual depreciation accrual and a $3 million reduction in CPL's requested accrual for decommissioning the South Texas Nuclear
Generating Station.

     A comparison of the Staff's recommendation for a base rate increase, compared to CPL's claimed revenue deficiency is provided below:

          Item                              (millions)
     CPL revenue deficiency (1)                $103
     Return on common equity                    (21)
     CSWS expenses                              (16)
     Depreciation expense                        (7)
     Decommissioning expense                     (3)
     Miscellaneous items                        (26)

     Staff recommended revenue increase (2)     $30

     (1) The total company rate increase requested by CPL was limited to $78 million ($71 million allocated to the Texas retail jurisdiction) pursuant to rate settlements entered into by CPL in 1990 and 1991.

     (2) The PUCT Staff recommended that CPL be granted a $23 million base rate increase and an annual increase of $7 million in customer service charges.

Rate Case Procedural Matters

     After completion of hearings in all phases of the rate case, which are expected to begin in late February 1996 and conclude during the third quarter of 1996, the administrative law judges (ALJs) assigned to hear the case will issue a proposal for decision for consideration by the Texas Commission. Testimony filed by parties to the rate case, including the Staff, is not binding on either the ALJs or the Texas Commission. A final decision on the rate request is not anticipated from the Texas Commission prior to December 1996.

Other Information

     Management of CSW and CPL cannot predict the ultimate outcome of CPL's rate case, although management believes that the ultimate resolution will not have a material adverse effect on CPL's or CSW's continuing consolidated results of operations or financial condition. However, if CPL ultimately is unsuccessful in obtaining adequate rate relief, CPL and CSW could experience a material adverse effect on their results of operations and financial condition.




SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. The signature for each undersigned registrant shall be deemed to relate only to matters having reference to such registrant or its subsidiaries.





                        CENTRAL AND SOUTH WEST CORPORATION


Date:  February 21, 1996

                         By:   /s/  Wendy G. Hargus
                              Wendy G. Hargus
                              Controller



                         CENTRAL POWER AND LIGHT COMPANY


Date:  February 21, 1996

                         By:  /s/  R. Russell Davis
                              R. Russell Davis
                              Controller